EXHIBIT 10.9

Sterling Construction Company, Inc.

Brian R. Manning Employment Agreement

This Employment Agreement (this "Agreement") is made to be effective as of January 1, 2011 (the "Effective Date") by and between Brian R. Manning (hereinafter referred to as "Mr. Manning") and Sterling Construction Company, Inc. (hereinafter referred to as the "Company.")

Background

Mr. Manning has been an employee of the Company under an employment agreement that expired at the close of business on December 31, 2010.  Accordingly, Mr. Manning and the Company wish to enter into this new Agreement on the terms and conditions set forth herein.

Therefore, for and in consideration of the foregoing recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Term. Mr. Manning's employment under this Agreement shall commence on the Effective Date and shall expire on the earliest to occur of —

1.1.	A termination of his employment pursuant to Section 8 (Termination by the Company);

1.2.	A termination of his employment pursuant to Section 9 (Termination by Mr. Manning) below; or

1.3.	5:00 p.m. Central Time on December 31, 2013.

2.
Title, Reporting Relationship, Responsibilities & Place of Employment. Mr. Manning's title, position, reporting relationship, duties and responsibilities, and place of employment so long as he is an employee of the Company under this Agreement are all set forth on Exhibit A.  Mr. Manning shall devote his full working time to diligently carrying out those duties and responsibilities to the best of his abilities.

3.	Compensation & Benefits. So long as he is an employee of the Company under this Agreement —

3.1.	Salary. Mr. Manning shall be paid the salary set forth in Exhibit A.

3.2.	Incentive Compensation. Mr. Manning shall be eligible to earn the annual incentive compensation in the amounts and pursuant to the terms and conditions set forth in Exhibit B.

3.3.
Benefits.  Mr. Manning shall be entitled to the same health, life insurance, disability and other like benefits as are made available to the Company's senior managers generally, and on the same terms and conditions, and he shall be entitled to the paid vacation time set forth on Exhibit A.

4.
Business Expense Reimbursement.  Mr. Manning shall be reimbursed in accordance with the Company's business expense reimbursement policy from time to time in effect for all reasonable business expenses incurred by him in the performance of his duties and responsibilities.

5.	Indemnification.

5.1.
Mr. Manning shall be indemnified by the Company with respect to claims made against him as a director, officer and/or employee of the Company and of any affiliate of the Company (as defined in Section 16.3.3, below) to the fullest extent permitted by the Company's charter and by-laws, and by the laws of the State of Delaware.

5.2.
So long as the directors of the Company are themselves covered by a directors and officers liability insurance policy, the Company will ensure that Mr. Manning in his capacity as an officer of the Company is similarly covered at no cost to him.

6.	Confidential Information.

6.1.
During his employment by the Company and thereafter, Mr. Manning shall not disclose to any person or entity Confidential Information (as defined below) except in the proper performance of his duties and responsibilities under this Agreement, or except as may be expressly authorized by the Board of Directors of the Company.

6.2.
For purposes of this Agreement, "Confidential Information" is defined as any information of the Company or its affiliates that derives independent economic value from not being generally known or readily ascertainable by proper means, and includes, but is not limited to trade secrets, customer names and lists, vendor names and lists, employee names, titles and lists, business plans, marketing plans, non-public financial data, product specifications as well as designs, inventions, discoveries, processes, drawings, documents, records, software, and also includes any information of a third party that is held by the Company and/or its affiliates under an obligation of confidentiality.

7.
Non-Compete Obligations.  For purposes of this Section 7 only, the term "the Company" shall include the Company's affiliates.  Mr. Manning's obligations with respect to competing with the Company and soliciting the Company's employees and customers (together the "Non-Compete Obligations") shall be as follows:

7.1.
Mr. Manning shall not render services or advice, whether for compensation or without compensation, and whether as an employee, officer, director, principal, consultant or otherwise, to any person or organization with respect to any product or service that is competitive with a product or service of the Company with which during his employment by the Company Mr. Manning was actively engaged, or of which he had detailed knowledge; or with any planned business in which he had an active part in the planning or of which he had detailed knowledge.

7.2.
Mr. Manning shall not either directly or indirectly as agent or otherwise in any manner solicit, influence or encourage any customer of the Company to take away or to divert or direct its business to himself or to any person or entity by or with which he is employed, associated, affiliated or otherwise related (other than the Company.)

7.3.	Mr. Manning shall not recruit or otherwise solicit or induce any employee of the Company to terminate his or her employment, or otherwise cease his or her relationship with the Company.

7.4.	The Non-Compete Obligations shall continue so long as Mr. Manning is an employee of the Company. After Mr. Manning's employment terminates for any reason, the Non-Compete Obligations —

7.4.1.
Shall continue for a period of twelve months or for the period, if any, with respect to which the Company is obligated to pay Mr. Manning his salary (whether or not payment is in a lump sum) whichever period is longer; and

7.4.2.
Shall apply in the State of Texas and in any other state in which the Company received more than 10% of its annual revenues in the calendar year immediately preceding the calendar year in which Mr. Manning's employment terminated.

8.	Termination by the Company. Prior to the expiration of this Agreement, the Company may terminate Mr. Manning's employment only pursuant to the following terms and on the following conditions:

8.1.	Termination Without Cause. The Company may terminate Mr. Manning's employment Without Cause (as defined below) by giving him ninety days' prior written notice thereof, in which event —

8.1.1.
The Company shall to pay him in a lump sum his salary at the rate then in effect for the period from the effective date of termination through December 31, 2013 or for a period of twelve full calendar months, whichever amount is greater (the "Severance Amount;") and

8.1.2.
Subject to the terms and conditions set forth in Exhibit B, the Company shall pay Mr. Manning the Annual Incentive Compensation (as set forth in Section 4 of Exhibit B) that he would have earned had he remained an employee of the Company through the end of the calendar year in which his employment terminated and on the assumption that he satisfactorily completed all of his personal goals for such year.  In addition, notwithstanding any of the provisions of Exhibit B to the contrary, any of such Annual Incentive Compensation that would otherwise be payable in shares of common stock of the Company shall be paid in cash.

8.1.3.
For the period with respect to which the Company is required to pay the Severance Amount, the Company shall continue to cover Mr. Manning under the medical and dental plans sponsored by the Company for its employees with the same coverage he had immediately prior to the termination of his employment, provided that Mr. Manning remits to the Company on a timely basis an amount equal to the applicable monthly COBRA premium (less the COBRA administrative surcharge) for such continued coverage; and the Company shall reimburse Mr. Manning for any medical premium expenses incurred by him hereunder within thirty days after the date of his payment thereof.  To the extent that any medical or dental expense or in-kind benefits provided for under this Section 8.1.3 are taxable to Mr. Manning in a given year, any such expense shall be reimbursed to Mr. Manning by the Company within thirty days of such expense being incurred by him, and any expenses reimbursed or in-kind benefits provided hereunder shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other year.

8.1.4.	The Company shall permit Mr. Manning to purchase any insurance maintained by the Company for its own benefit on his life at its then cash surrender value.

Except for the severance benefits relating to a change of control of the Company that are set forth in a separate agreement with Mr. Manning of even date herewith, the foregoing severance benefits are the only benefits and payments to which Mr. Manning is entitled that arise out of the termination of his employment Without Cause.

8.1.5.	Definition of Without Cause. Mr. Manning's employment shall be deemed to have been terminated by the Company Without Cause unless termination is for one of the following reasons:

(a)	Termination by reason of his becoming Permanently Disabled pursuant to Section 8.2, below;

(b)	Termination by reason of his death pursuant to Section 8.3, below;

(c)	Termination for Cause pursuant to Section 8.4, below; or

(d)	Termination by Mr. Manning pursuant to Section 9.1 (Voluntary Resignation), below.

8.2.	Termination for Permanent Disability. The Company may terminate Mr. Manning's employment if he shall become Permanently Disabled (as defined below) in which event —

8.2.1.	The Company shall pay him his salary then in effect through the date of termination to the extent not already paid; and

8.2.2.
Subject to the terms and conditions set forth in Exhibit B, the Company shall pay him a pro-rated amount of the Annual Incentive Compensation (as set forth in Section 4 of Exhibit B) that he would have earned had he remained an employee of the Company through the end of the calendar year in which his employment terminated and on the assumption that he satisfactorily completed all of his personal goals for such year, such pro-ration to be based on the number of days during such year that he was an employee of the Company.  In addition, notwithstanding any of the provisions of Exhibit B to the contrary, any of such Annual Incentive Compensation that would otherwise be payable in shares of common stock of the Company shall be paid in cash.

8.2.3.
Mr. Manning shall be considered to have become Permanently Disabled if during any consecutive twelve-month period, because of ill health, or physical or mental disability, he shall have been continuously unable to perform his duties under this Agreement, in whole or in substantial part, for one hundred eighty consecutive days.  The phrase "substantial part" means the inability of Mr. Manning to perform and devote at least eight hours per work day to the performance of his duties and responsibilities.

8.3.	Upon the Death of Mr. Manning. In the event of Mr. Manning's death during the term of this Agreement, his employment shall thereupon terminate and —

8.3.1.	The Company shall pay his estate his salary then in effect through the date of his death to the extent not already paid; and

8.3.2.
Subject to the terms and conditions set forth in Exhibit B, the Company shall pay his estate a pro-rated amount of the Annual Incentive Compensation (as set forth in Section 4 of Exhibit B) that he would have earned had he remained an employee of the Company through the end of the calendar year in which he died and on the assumption that he satisfactorily completed all of his personal goals for such year, such pro-ration to be based on the number of days during such year that he was an employee of the Company.  In addition, notwithstanding any of the provisions of Exhibit B to the contrary, any of such Annual Incentive Compensation that would otherwise be payable in common stock of the Company shall be paid in cash.

8.4.
Termination for Cause.  The Company may terminate Mr. Manning's employment for Cause (as defined below) by giving him written notice of termination.  In the event of the termination of Mr. Manning's employment for Cause, the Company shall pay him any of his accrued but unpaid salary through the date of termination and any other amounts required to be paid by applicable law through that date.  For the avoidance of doubt, no incentive compensation of any kind shall be payable to him that had not already been paid to him on the date his employment is terminated for Cause.

8.4.1.	Definition of Cause. For purposes of this Section 8.4.1, "Cause" for termination of Mr. Manning's employment shall mean any one or more of the following:

(a)	Mr. Manning’s gross neglect of his duties, gross negligence in the performance of his duties, or his refusal to perform his duties.

(b)
Mr. Manning’s unsatisfactory performance of his duties that is not cured within thirty working days after written notice is given to him specifically identifying each reason why Mr. Manning’s performance is unsatisfactory and what he can do to cure such unsatisfactory performance.

(c)	Any act of theft or other dishonesty by Mr. Manning, including, but not limited to any intentional misapplication of the Company's or its affiliates' funds or other property.

(d)
Mr. Manning’s conviction of any criminal activity (other than a traffic violation or a Class C misdemeanor) not described in the immediately preceding Subsection (c), or participation in any activity involving moral turpitude that is or could reasonably be expected to be injurious to the business or reputation of the Company.

(e)	Mr. Manning’s immoderate use of alcohol and/or the use of non-prescribed narcotics that adversely and materially affects the performance of his duties.

(f)	Mr. Manning's material breach of Section 11, below.

9.	Termination by Mr. Manning.

9.1.
Voluntary Resignation.  Mr. Manning may resign his employment with the Company on ninety days' prior written notice to the Company (the "90-Day Notice Period.")  Upon receipt of a notice of resignation, the Company (a) may accelerate the effective date of Mr. Manning's resignation to any date within the 90-Day Notice Period; and/or (b) may deem his notice of resignation a resignation by him of (x) any one or more of the offices then held by him in the Company; and (y) any one or more of the directorships and offices then held by him in the Company's affiliates, in each case to be effective on any date or dates within the 90-Day Notice Period.

9.1.1.	In the event Mr. Manning resigns his employment, he will be paid his accrued but unpaid salary through the effective date of his resignation.

9.1.2.	In the event Mr. Manning's resignation becomes effective before the end of a calendar year, no incentive compensation of any kind shall be paid to him with respect to such year or any subsequent year.

9.1.3.
In the event that Mr. Manning's resignation becomes effective at or after the end of the calendar year in which he gave notice of his resignation, he shall be entitled to any earned Annual Incentive Compensation for such calendar year without regard to his having given a notice of resignation.

9.1.4.	No incentive compensation of any kind shall be payable to Mr. Manning with respect to the calendar year or years following the calendar year in which he gives notice of his resignation.

9.2.
Constructive Termination.  Mr. Manning may terminate his employment if (a) the Company commits a Breach (as defined below) of this Agreement; and (b) Mr. Manning gives the Company detailed written notice of the Breach within thirty days after the occurrence thereof; and (c) the Company fails to cure the Breach within thirty days after the receipt of such notice or, if the nature of the Breach is such that it cannot practicably be cured in thirty days, if the Company shall fail to diligently and in good faith commence a cure of the Breach within such thirty-day period.

9.2.1.
In the event of the termination by Mr. Manning of his employment by reason of a Breach by the Company, the termination shall be deemed for purposes of this Agreement to be a termination by the Company Without Cause, and the Company shall be required to perform all of its obligations described in Section 8.1.1 through Section 8.1.4, above.

9.2.2.
For purposes of this Section 9.2, "Breach" shall mean a material breach by the Company of any one or more of the material terms or conditions of this Agreement.  For the avoidance of doubt, it shall not be a Breach of this Agreement if all or substantially all of the Company's assets or outstanding shares of capital stock are acquired by a third party and after such acquisition, Mr. Manning retains substantially the same duties, responsibilities and compensation that he had prior to such event, notwithstanding that the Company's common stock is no longer publicly traded or that the Company becomes a subsidiary or division of another entity.

10.
Change of Control.  In the event of a change of control of the Company, Mr. Manning will be entitled, under certain circumstances, to additional severance compensation according to the terms and conditions of that certain Change of Control Agreement of even date herewith between the Company and Mr. Manning.

11.
Company Policies.  In addition to the terms and conditions contained in this Agreement, Mr. Manning shall abide by all of the Company's policies from time to time in effect, including the policies on business conduct and ethics, and its policies on hedging, and on retaining shares of the common stock of the Company.

12.
Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed given by a party when hand delivered to the other party against a receipt therefor, or when deposited with a delivery service that provides next-business-day delivery and proof of delivery, in either case, addressed as follows:

If to the Company at: Sterling Construction Company, Inc. 20810 Fernbush Lane Houston, Texas 77073 Attention: Board of Directors	With a copy to: Roger M. Barzun 60 Hubbard Street Concord, Massachusetts 01742
If to Mr. Manning, at his most recent home address as shown in the Company's employment records.	And a copy to: Sterling Construction Company, Inc. 20810 Fernbush Lane Houston, Texas 77073 Attention: Secretary

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

13.
Severability.  If any provision or part of a provision of this Agreement is finally declared to be invalid by any tribunal of competent jurisdiction, such part shall be deemed automatically adjusted, if possible, to conform to the requirements for validity, but, if such adjustment is not possible, it shall be deemed deleted from this Agreement as though it had never been included herein.  In either case, the balance of any such provision and of this Agreement shall remain in full force and effect.  Notwithstanding the foregoing, however, no provision shall be deleted if it is clearly apparent under the circumstances that either or both of the parties would not have entered into this Agreement without such provision.

14.	Survival. Notwithstanding the expiration or earlier termination of this Agreement or of Mr. Manning's employment for any reason, the following shall survive such expiration or termination:

14.1.	Section 6 (Confidential Information;)

14.2.	Section 7 (Non-Compete Obligations;)

14.3.	Any right or obligation that accrued prior to such expiration or termination; and

14.4.	Any other obligation of a party that by its terms is to be performed or is to have continued effect after expiration or termination.

15.	Proration. Any amount payable to Mr. Manning hereunder for a period shorter than the period for which it is provided herein shall be pro-rated on a daily basis using a 365-day year.

16.	Miscellaneous.

16.1.	Withholdings. All compensation of any kind payable under this Agreement shall be subject to all legally-required withholdings and deductions as determined in good faith by the Company.

16.2.
Entire Agreement.  This Agreement together with the exhibits referred to herein and the Change of Control Agreement contains the entire understanding of the parties on the subject matter hereof; shall not be amended, except by written agreement of the parties signed by each of them; shall be binding upon, and inure to the benefit of, the parties and their personal representatives, successors and permitted assigns; and shall not be assignable by either party without the prior written consent of the other party, except that the Company may assign this Agreement to any entity acquiring substantially all of the stock, business or assets of the Company, provided that the acquiror assumes in writing all of the Company's obligations hereunder.

16.3.	Construction.

16.3.1.
Each party has read and understood this Agreement and each party has had an opportunity to review this Agreement with counsel.  Accordingly, each provision of this Agreement shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of such provision.

16.3.2.	The words "herein," "hereof," "hereunder," "hereby," "herewith" and words of similar import when used in this Agreement shall be construed to refer to this Agreement as a whole.

16.3.3.	An "affiliate" of the Company is any entity controlling, controlled by, or under common control with, the Company.

16.3.4.	The words "include" "includes" "including" and words of similar import shall mean considered as part of a larger group and not limited to any one or more enumerated items.

16.4.
Prior Dealings etc.  No representation, affirmation of fact, course of prior dealings, promise or condition in connection herewith or usage of the trade that is not expressly incorporated herein shall be binding on the parties.

16.5.
Waiver.  The failure to insist upon strict compliance with any term, covenant or condition contained herein shall not be deemed a waiver of such term, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.  No term or condition hereof shall be waived unless in writing by the party to be bound by such waiver;

16.6.	Captions. The captions of the paragraphs herein are for convenience only and shall not be used to construe or interpret this Agreement.

16.7.
Counterparts & Execution.  This Agreement may be executed in multiple counterparts, each of which may be considered an original, but all of which together shall constitute but one and the same instrument.  This Agreement when signed by a party may be delivered by facsimile transmission with the same force and effect as if the same were an executed and delivered original, manually-signed counterpart.

16.8.
No Guarantee of Tax Consequences.  Mr. Manning shall be solely responsible for and liable for any taxes (including but not limited to any interest or penalties) as a result of any payments made to him under this Agreement, and the Company makes no commitment or guarantee that any particular federal, state or local tax treatment will apply or be available hereunder.

17.
Governing Law.  This Agreement shall be governed by, and construed in accordance with, the domestic laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or of any other jurisdiction) that would cause the application hereto of the laws of any jurisdiction other than the State of Texas.

18.	Compliance with Section 409A of the Code.

18.1.
To the extent that any payment to Mr. Manning under this Agreement is deemed to be deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986 (the "Code") this Agreement shall be operated in compliance with the applicable requirements of Section 409A of the Code ("Section 409A") and its corresponding regulations and related guidance with respect to the payment in question.  Notwithstanding anything in this Agreement to the contrary, any payment under this Agreement that is subject to the requirements of Section 409A may only be made in a manner and upon an event permitted by Section 409A.  To the extent that any provision of this Agreement would cause a conflict with the requirements of Section 409A, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law, and the Company may modify this Agreement in such a manner as to comply with such requirements without Mr. Manning's consent.

18.2.
If Mr. Manning is a key employee (as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof)) except to the extent permitted under Section 409A, no benefit or payment that is subject to Section 409A (after taking into account all applicable exceptions to Section 409A, including but not limited to the exceptions for short-term deferrals and for separation pay only upon an involuntary separation from service) shall be made under this Agreement on account of Mr. Manning's separation from service (as defined in Section 409A) with the Company until the later of —

18.2.1.	The date prescribed for payment in this Agreement; and

18.2.2.	The first day of the seventh calendar month that begins after the date of Mr. Manning's separation from service (or, if earlier, the date of his death.)

18.3.
All payments that were delayed by reason of the application of the date prescribed by Section 18.2.2, above (the "Section 18.2.2 Date") shall be aggregated and paid to Mr. Manning on the Section 18.2.2 Date in a lump sum together with interest computed from the date each such payment would have first been paid to him absent the application of the Section 18.2.2 Date until paid using the Non-LIBOR rate of interest the Company would have paid had it borrowed the amount of the payment under its revolving line of credit.  After the Section 18.2.2 Date, the Company shall pay any other amounts provided for herein to the extent and in the manner provided in this Agreement.

18.4.
To the extent that any payment to Mr. Manning under this Agreement is payable on account of the termination of his employment with the result that the income tax under Section 409A of the Code would apply or be imposed on such payment, but where such tax would not apply or be imposed if the meaning of the term "termination" included and met the requirements of a "separation from service" within the meaning of Treas. Reg. §1.409A 1(h), then the term "termination" herein shall mean, but only with respect to the income so affected, an event, circumstance or condition that constitutes both a "termination" as defined in the preceding sentence and a "separation from service" within the meaning of Treas. Reg. §1.409A-1(h).

In Witness Whereof, the parties hereto have executed this Agreement as of the Effective Date.

Sterling Construction Company, Inc. By: ____________________________________ Richard O. Schaum Chairman of the Compensation Committee	_____________________________________ Brian R. Manning

Exhibit A

31. Title:	32. Mr. Manning shall be elected to the position of Executive Vice President & Chief Business Development Officer of the Company.
33. Reporting Relationship:	34. In carrying out his duties and responsibilities, Mr. Manning shall report to the Chief Executive Officer of the Company.
35. Duties & Responsibilities:
36. Mr. Manning shall carry out the customary duties and responsibilities of an executive vice president of business development and such other appropriate duties as the Chief Executive Officer of the Company shall assign to him.

37. Place of Employment:	38. Mr. Manning's place of employment shall be in Houston, Texas except for required travel on the Company's business.
39. Salary:
40. Mr. Manning's annual salary shall be $315,000, which shall be paid to him commencing as of January 1, 2011 in installments at the same time and in the same manner as other senior executives of the Company are paid their salaries.

41. Vacation:	42. Mr. Manning shall be entitled to five weeks of paid vacation per year.

Exhibit B

Incentive Compensation

1.
Annual Incentive Compensation.  Each calendar year during which this Agreement is in effect, Mr. Manning shall be eligible to earn incentive compensation based on the Company's Defined Earnings (as defined below) and the achievement of personal goals for the year.

2.	Executive Incentive Compensation Pool.

(a)
For each year that this Agreement is in effect, there is hereby established an Executive Incentive Compensation Pool (the "EICP").  The EICP is equal to four percent of the Company's income before income taxes and earnings attributable to noncontrolling interests as set forth in the Company's audited consolidated statements of operations for a given year after adding back thereto any accrual of incentive compensation for executives who share in the EICP ("Defined Earnings.")

(b)
On the date hereof, six executives share 94% of the EICP.  In the event that one or more executives are added to the number sharing the EICP and the sum of the percentages of the added executives exceeds the unallocated six percent of the EICP; or in the event that one or more executives are removed from sharing in the EICP, an equitable adjustment shall be made in the size of the EICP so that no executive then sharing in the EICP is disadvantaged or benefited by such change in the number sharing in the EICP.

3.
Discretionary Executive Incentive Compensation Pool.  For each year that this Agreement is in effect, there is hereby established a Discretionary Executive Incentive Compensation Pool (the "DEICP").  The DEICP is equal to one percent of Defined Earnings.

4.
Annual Incentive Compensation Amount.  During the term of this Agreement, Mr. Manning's Annual Incentive Compensation for each year as to which any Annual Incentive Compensation is payable under the terms hereof shall be 16.5% of the EICP.

5.	Payment of Annual Incentive Compensation. For a given calendar year during which this Agreement is in effect —

(a)	No Annual Incentive Compensation will be paid if Defined Earnings for such year is zero or less.

(b)	No Annual Incentive Compensation will be paid if the Company's three-year average return on equity (AROE) at the end of such year is less than five percent.

(i)	AROE for a given year is the Company's net income as shown on the Company's audited financial statements for such year, divided by the average stockholders' equity for the year.

(ii)	The average stockholders' equity for a given year is the sum of the opening stockholders' equity and the closing stockholders' equity for such year divided by two.

(iii)	The three-year AROE at the end of a given year is the sum of the AROE for such year and the AROE for each of the immediately preceding two completed fiscal years divided by three.

(c)	Thirty percent of any Annual Incentive Compensation payable hereunder will be paid to Mr. Manning in cash.

(d)
Up to twenty percent of any Annual Incentive Compensation payable hereunder will be paid to Mr. Manning in cash based on the extent to which he achieves his personal goals that were established for such year.  Mr. Manning's personal goals shall be established in consultation with, shall be subject to final approval by, and the extent of their achievement each year shall be determined by, the Chief Executive Officer of the Company.  In addition, Mr. Manning's personal goals and the determination of the extent to which they have been achieved in a given year shall be subject to review and approval by the Compensation Committee of the Board of Directors of the Company (the "Committee.")

(e)
Fifty percent of any Annual Incentive Compensation payable hereunder will be paid to Mr. Manning in the form of shares of common stock of the Company subject to restrictions (the "Restricted Shares.")  The number of Restricted Shares to be issued will be determined by using the average of the daily closing prices of the Company's common stock in the month of December of the year for which the Annual Compensation is being paid.  All of the Restricted Shares shall be subject to the terms and conditions of the form of Restricted Stock Agreement attached to this Exhibit B as Appendix I.  It shall be a condition of each issuance of Restricted Shares that Mr. Manning execute a copy of that agreement and the form of stock assignment attached to it.

(f)
Payment of any Annual Incentive Compensation shall be made after January 1 and before March 15 of the calendar year immediately following the year for which the Annual Incentive Compensation is to be paid.

6.
Allocation of the DEICP.  The DEICP, if any, for a given year shall be allocated among the executive officers of the Company based on senior management's recommendations, but subject to the Committee's approval.

7.
Financial Restatements.  Mr. Manning expressly understands and agrees that if the financial statements of the Company or of any affiliate of the Company are restated, the amount of Annual Incentive Compensation that was paid to him that was based on such financial statements shall be recalculated.

(a)
Overpayments.  If as a result of the restatement, all or a portion of any payment of Annual Incentive Compensation (whether in cash or Restricted Shares) already made to him would not have been made had the financial statements been restated prior to the determination as to whether such payment had been earned by Mr. Manning, then —

(i)
As to Annual Incentive Compensation that was paid in cash, all or such portion thereof, as the case may be, shall be reimbursed to the Company within sixty days of a written demand therefor by the Company.

(ii)	As to Annual Incentive Compensation that was paid in Restricted Shares, all or a portion thereof, as the case may be, shall be re-conveyed to the Company upon written demand therefor by the Company.

(A)	In the event that any of the Restricted Shares required to be re-conveyed shall then have been sold, Mr. Manning shall pay to the Company the amount of the proceeds realized from the sale.

(B)
In the event that any of the Restricted Shares required to be re-conveyed shall then have been otherwise transferred, or shall have been pledged or encumbered, Mr. Manning shall either (1) pay the Company the market value of such Restricted Shares at the date of such transfer, pledge or encumbrance or the date of the demand, whichever is higher; or (2) transfer to the Company shares of common stock of the Company having such market value.

(iii)
The reimbursement provided for in this Exhibit B shall be made whether or not Mr. Manning was culpable with respect to the error, event, act or omission that caused the restatement to be made, but nothing in this Agreement shall be construed to prevent the Company from pursuing other remedies against Mr. Manning if the Company determines that he was in fact culpable in any respect.

(b)
Underpayments.  If as a result of the restatement a greater amount of Annual Incentive Compensation would have been paid to Mr. Manning had the financial statements been restated prior to the determination of his Annual Incentive Compensation for a given year, then the Company shall promptly pay to him the amount of such underpayment in the same form as such amount would have originally been paid to him.

Appendix I to Exhibit B

[Form of] Restricted Stock Agreement

This Restricted Stock Agreement is made effective as of January 1, ____ (the "Effective Date") and is entered into between Brian R. Manning ("Mr. Manning") and Sterling Construction Company, Inc. (the "Company") pursuant to Mr. Manning's employment agreement with the Company dated as of January 1, 2011 (the "Employment Agreement") and the Company’s 2001 Stock Incentive Plan (the "Plan.")  The Plan is hereby incorporated into this Restricted Stock Agreement by reference except that if there is a conflict between the terms of the Plan and the terms of this Agreement, the terms of this Agreement shall take precedence.  By signing this Restricted Stock Agreement, Mr. Manning acknowledges that he has received a copy of the Plan and a summary description of the Plan.

In consideration of the foregoing recitals and definitions and the issuance to Mr. Manning of __________ shares of common stock of the Company (the "Restricted Shares") Mr. Manning agrees with the Company as follows:

1.	The Restrictions.

(a)
From the Effective Date until the occurrence of one of the events set forth in Subsection (b), below, Mr. Manning may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Restricted Shares or any of his rights or interests in the Restricted Shares except by his will or according to the laws of descent and distribution (the "Restrictions.")

(b)	Expiration of the Restrictions. Unless the Restricted Shares have earlier been forfeited as provided herein, the Restrictions will expire on the earlier to occur of the following events:

(i)	At 5:00 p.m. Central Time on the day immediately preceding the third anniversary of the Effective Date.

(ii)	The termination of Mr. Manning's employment Without Cause as that term is defined in the Employment Agreement.

2.
Forfeiture of the Restricted Shares.  The Restricted Shares will be deemed forfeited by Mr. Manning without any act by the Company or by Mr. Manning, and without the payment of any compensation to Mr. Manning if any of the following events occurs while the Restricted Shares are still subject to the Restrictions:

(a)	Mr. Manning voluntarily resigns his employment; or

(b)	Mr. Manning's employment is terminated for Cause as that term is defined in the Employment Agreement.

3.
Rights as a Stockholder.  Subject to the Restrictions and the other limitations and conditions set forth in this Restricted Stock Agreement, as owner of the Restricted Shares, Mr. Manning will have all of the rights of a stockholder of the Company, including the right to vote the Restricted Shares and to receive any dividends paid on the Restricted Shares.

4.	Other Terms and Conditions.

(a)
Stock Dividends etc.  Any additional shares of common stock of the Company that are issued on account of the Restricted Shares as a result of stock dividends, stock splits or recapitalizations (whether by way of mergers, consolidations, combinations or exchanges of shares or the like) will be subject to the terms and conditions of this Restricted Stock Agreement and are deemed included in the definition of the term "Restricted Shares."

(b)
Stock Certificate.  A certificate representing the Restricted Shares will be registered in Mr. Manning's name.  If the Restrictions expire, the Company will deliver the certificate for the Restricted Shares to Mr. Manning.  If the Restricted Shares are forfeited before the Restrictions expire, the certificate will be canceled.

(c)
Securities and Other Laws.  The Company may require as a pre-condition to the delivery of the Restricted Shares to Mr. Manning that the Restricted Shares shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company's common stock may then be listed or quoted; and that either (i) a registration statement under the Securities Act of 1933 (the "Act") relating to the Restricted Shares is in effect; or (ii) in the opinion of counsel to the Company, the issuance of the Restricted Shares is exempt from registration under the Act, in which event Mr. Manning shall have made such undertakings and agreements with the Company as the Company may reasonably require; and that such other steps, if any, as counsel to the Company considers necessary to comply with any law applicable to the Restricted Shares shall have been taken by Mr. Manning, by the Company, or both.  The certificate representing the Restricted Shares may contain such legends as counsel for the Company considers necessary to comply with applicable laws.

(d)
Withholdings.  All legally-required withholdings and deductions arising out of this Agreement, including, but not limited to the lapse of the Restrictions, will be made as determined in good faith by the Company.

(e)
Decisions by the Committee.  Any dispute or disagreement that arises under, or as a result of, or pursuant to, this Restricted Stock Agreement shall be resolved by the Compensation Committee of the Board of Directors of the Company (the "Committee") in its sole and absolute discretion, and any such resolution or any other determination by the Committee and any interpretation by the Committee of the terms and conditions of this Restricted Stock Agreement shall be final, binding, and conclusive on all persons affected thereby.

In Witness Whereof, the parties have signed this Restricted Stock Agreement to be effective as of the Effective Date.

Sterling Construction Company, Inc. By: ____________________________________ Name: Title:	______________________________________ Brian R. Manning

STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

COMMON STOCK

For Value Received, the undersigned, Brian R. Manning, does hereby sell, assign and transfer unto Sterling Construction Company, Inc. (the "Company") ___________ shares of the common stock of the Company standing in his name on the books of the Company, represented by Certificate No.______________ and does hereby irrevocably constitute and appoint any officer of the Company as the proxy and attorney-in-fact of the undersigned to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated:   ________________________

______________________________________________
Brian R. Manning

Witness:

__________________________________________________________________________
[Signature]                                                                           [Print name]